Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-290773

PROSPECTUS

Vuzix Corporation

4,199,590 Shares of Common Stock

Pursuant to this prospectus, the selling stockholder identified herein is offering on a resale basis up to 4,199,590 shares of common stock of Vuzix Corporation. The shares are issuable upon conversion of an aggregate of 419,959 shares of Series B Preferred Stock which we issued to the selling stockholder pursuant to a securities purchase agreement between us and the selling stockholder.

We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock.

The selling stockholder may sell or otherwise dispose of the shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell or otherwise dispose of the shares covered by this prospectus in the section entitled “Plan of Distribution” on page 7. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, or the SEC.

You should carefully read this prospectus together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol “VUZI.” On October 7, 2025,the last reported sale price for our common stock was $3.84 per share.

Investing in our common stock involves substantial risk. Please read “Risk Factors” beginning on page 6 of this prospectus and in the documents we incorporate by reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Vuzix,” the “Company,” “we,” “us” and “our” refer to Vuzix Corporation.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, you should read and consider carefully the entire prospectus and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus. If you invest in our shares, you are assuming a high degree of risk.

About Us—Business Overview

We are engaged in the design, manufacture, marketing and sale of augmented reality wearable display devices also referred to as head mounted displays (or “HMDs”, but also known as near-eye displays), in the form of Smart Glasses, AI powered Smart Glasses, Waveguides, and Augmented Reality (“AR”) technologies. Our wearable display devices are worn like eyeglasses or attach to a head worn mount. These devices typically include cameras, sensors, and a computer that enable the user to view, record and interact with video and digital content, such as computer data, the Internet, social media or entertainment applications. Our wearable display products integrate micro-display technology with our advanced optics to produce compact high-resolution display engines, less than half an inch diagonally, which when viewed through our Smart Glasses products create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. We design and manufacture waveguide optics and related coupling optics combined for use with compact display engines from third parties to form a see-through display module needed for AI/AR Smart Glasses.

With respect to our Smart Glasses and AI/AR products, we are focused on the enterprise, defense, industrial, medical and commercial markets. All of the mobile display and mobile electronics markets in which we compete have been subject to rapid technological change over the last decade, including the rapid adoption of tablets, larger screen sizes and display resolutions along with declining prices on mobile phones and other computing devices, and as a result we must continue to improve our products’ performance and lower our costs. We believe our technology, intellectual property portfolio and position in the marketplace give us a leadership position in AI/AR and Smart Glasses products, waveguide optics, and display engine technology.

About this Offering

On September 3, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with Quanta Computer Inc. (“Quanta”), for the sale by us to Quanta of (i) $10,000,000 of our common stock, and (ii) up to $10,000,000 of our newly created Series B Convertible Preferred Stock, or the Series B Preferred Stock.

In connection with the Purchase Agreement, on September 3, 2024, the Company and Quanta entered into a registration rights agreement, on October 28, 2024, we entered into an amendment to the registration rights agreement, and on July 20, 2025, the Company and Quanta agreed to further modify the terms of the registration rights agreement. Pursuant to the registration rights agreement, as amended, we agreed to use commercially reasonable efforts to file a registration statement with the SEC for the resale of the shares of common stock issued in the first closing under the Purchase Agreement within 45 days from the first closing under the Purchase Agreement, and to have such registration statement declared effective within 60 days from the first closing (or 90 days if the registration statement was reviewed by the SEC). We also agreed to file a registration statement with respect to the shares issuable upon conversion of the shares of Series B Preferred Stock issued in the second closing and third closing within 45 days from the third closing.

In connection with the Purchase Agreement, on September 3, 2024, we filed a certificate of designation of Series B Preferred Stock with the Secretary of State of Delaware. Pursuant to the certificate of designation, we designated 800,000 shares as Series B Preferred Stock. The Series B Preferred Stock entitles the holders to cumulative dividends at the annual rate of 1.5% of the original issuance price, payable quarterly. Upon any liquidation of the Company, holders of Series B Preferred Stock will be entitled to receive the original issuance price, plus any accrued dividends, prior to any payments to holders of common stock. Each share of Series B Preferred Stock is convertible, at the option of the holder, into ten shares of common stock, subject to adjustment for stock splits, stock dividends, and similar transactions. If a Triggering Event (as defined in the certificate of designation) occurs, holders may, at their option, require the Company to redeem the Series B Preferred Stock at a redemption price equal to the original issuance price plus any accrued dividends. The Company may, at its option at any time, redeem the Series B Preferred Stock. The Series B Preferred Stock does not entitle the holders to voting rights, except with respect to certain actions which will require the consent of the holders of 66 2/3% of the outstanding shares of Series B Preferred Stock, or as required by law.

The first closing under the Purchase Agreement, for the sale of 7,692,307 shares of common stock at a purchase price of $1.30 per share, occurred on September 13, 2024. In accordance with the registration rights agreement, the Company filed a registration statement for the resale of the shares issued in the first closing on October 1, 2024, and an amendment to such registration statement on October 29, 2024. Such registration statement, as amended, was declared effective on November 6, 2024.

We completed the second closing under the Purchase Agreement on June 13, 2025. Pursuant to the second closing, we sold to Quanta 189,717 shares of our Series B Preferred Stock at a purchase price of $26.35 per share.

We completed the third closing under the Purchase Agreement on September 19, 2025. Pursuant to the third closing, we sold to Quanta 230,242 shares of our Series B Preferred Stock at a purchase price of $21.72 per share.

The second and third closing under the Purchase Agreement, each for the sale of $5,000,000 of our Series B Preferred Stock, at a purchase price per share equal to the higher of (a) $13.00 or (b) ten times the volume-weighted average sale price of the common stock for the thirty trading days before the date on which the conditions for the second or third closing, as applicable, were met, were subject to, among other closing conditions, the Waveguide Plate Production Capacity Rate (as defined under the Purchase Agreement) at our Rochester waveguide manufacturing plant being reasonably demonstrated to reach certain production levels and yields based on a Sampled run-rate basis (as defined in the Purchase Agreement).

This prospectus covers the resale by Quanta of up to 4,199,590 shares of common stock, which are issuable upon conversion of the aggregate of 419,959 shares of our Series B Preferred Stock which we issued to Quanta pursuant to the second and third closings under the Purchase Agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors” and in our most recent annual report on Form 10-K, as well as those described in the other documents we file with the SEC. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed below, as well as those under the heading “Risk Factors” contained in our most recent annual report on Form 10-K as filed with the SEC, as incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus.

Risks Relating to This Offering

The sale of a substantial amount of our common stock, including resale of the shares of common stock by the selling stockholder in the public market, could adversely affect the market price of our common stock.

We are registering for resale up to 4,199,590 shares of common stock by the selling stockholder. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when the selling stockholder may sell such shares in the public market.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the shares of common stock covered by this prospectus. All proceeds from the sale of the shares will be paid directly to the selling stockholder.

SELLING STOCKHOLDER

We are registering 4,199,590 shares of common stock for resale by the selling stockholder, in order to permit the selling stockholder to offer the shares for resale from time to time. Except with respect to being the investor under the Purchase Agreement (see “Prospectus Summary”), the selling stockholder has not had any material relationship with us or any of our affiliates within the past three years. The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholder and other information regarding the beneficial ownership of shares of our common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder. The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (2)	Number of Shares of Common Stock Offered(3)	Number of Shares of Common Stock Owned After Offering (4)	Percentage of Common Stock Owned After Offering (5)
Quanta Computer Inc. (1)	11,891,897	4,199,590	7,692,307	9.1%

(1)	The control persons of the selling stockholder are Mr. Barry Lam and Mr. C.C. Leung.

(2)

Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Accordingly, the number of shares beneficially owned by the selling stockholder prior to the offering includes 4,199,590 shares issuable upon conversion of 419,959 shares of Series B Preferred Stock held by the selling stockholder.

(3)	Represents shares issuable upon conversion of shares of Series B Preferred Stock issued under the second and thirds closings under the Purchase Agreement.

(4)	Represents the number of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares registered for resale by the registration statement of which this prospectus is part will be sold and (b) no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder may sell all, some or none of such shares offered pursuant to this prospectus or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(5)	Based on 80,325,113 shares of common stock outstanding as of October 8, 2025,and assumes that all of the shares offered by the selling stockholder hereunder will have been sold.

PLAN OF DISTRIBUTION

The selling stockholder, including its transferees, pledgees or donees or their respective successors, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule, or another available exemption from the registration requirements of the Securities Act.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to use commercially reasonable efforts to cause the registration statement, of which this prospectus constitutes a part, to become effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement and (2) the date that all the shares covered by this prospectus cease to be “Registrable Securities” (as defined in the registration rights agreement).

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Vuzix Corporation at December 31, 2024 and 2023 appearing in our annual report on Form 10-K for the year ended December 31, 2024, have been audited by Freed Maxick P.C. independent registered public accountants, as set forth in its report thereon, included therein, and which are incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the resale of the shares of our common stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and our common stock, you should refer to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in or incorporated by reference into this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, on our website at www.vuzix.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this prospectus until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 12, 2025;
•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 14, 2025;
•	our Current Reports on Form 8-K filed with the SEC on January 8, 2025, March 11, 2025, June 16, 2025, June 20, 2025, August 6, 2025, August 27, 2025, September 8, 2025, and September 23, 2025;
•	our definitive proxy statement on Schedule 14A filed with the SEC on April 28, 2025; and
•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 26, 2015.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Eric Black, Vuzix Corporation, 25 Hendrix Road, West Henrietta, New York 14586, telephone number 585-359-5900.